Exhibit 9.2

EATON VANCE CORP.

WRITTEN CONSENT OF

HOLDERS OF VOTING TRUST RECEIPTS

The undersigned, being the holders of Voting Trust Receipts representing all of the Voting Common Stock of Eaton Vance Corp. subject to the Voting Trust Agreement dated as of October 30, 1997, relating to said Common Stock (the “Agreement”), do hereby consent and agree, pursuant to Sections 7 and 3 of the Agreement, that the term of the Agreement and the Voting Trust thereunder shall be renewed for an additional three-year term until October 30, 2003.

In witness whereof we have hereunto set our hands and seals this 11th day of October, 2000.

/s/ Jeffrey P. Beale Jeffrey P. Beale	/s/ Scott A. Page Scott A. Page
/s/ Alan R. Dynner Alan R. Dynner	/s/ Duncan W. Richardson Duncan W. Richardson
/s/ Thomas E. Faust, Jr Thomas E. Faust, Jr.	/s/ William M. Steul William M. Steul
/s/ Thomas J. Fetter Thomas J. Fetter	/s/ Payson F. Swaffield Payson F. Swaffield
/s/ James B. Hawkes James B. Hawkes	/s/ Michael W. Weilheimer Michael W. Weilheimer
/s/ Wharton P. Whitaker Wharton P. Whitaker